Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Reports Strong Growth for First Quarter 2007

     Assets grow to over $550 million

Net income increases 13.8% for the quarter

Greenville, SC, April 17, 2007 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank, NA, today announced that net income for the first quarter of 2007 was $958 thousand, or $0.30 per diluted share, a 13.8% increase in net income when compared to $842 thousand, or $0.25 per diluted share for the same period in 2006.

Return on average assets for the first quarter of 2007 was 0.73% compared to 0.85% for the same quarter in 2006. Return on average shareholders' equity for the first quarter in 2007 was 11.03% compared to 10.92% for the first quarter in 2006. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) was 57.3% for the 2007 first quarter compared to 50.9% for the 2006 first quarter.

The earnings for the first quarter were positively impacted by an after-tax gain of $223 thousand on other real estate owned activity.  In addition, noninterest expenses increased by $718 thousand, resulting from both our expansion into the Columbia market and the expansion of our corporate infrastructure, which included both additional personnel and the higher cost of our new corporate office building.  Our net interest income increased $424 thousand or 12.6% resulting from higher earning assets and liabilities.  Our provision for loan losses increased $60 thousand to $460 thousand for the first quarter of 2007.

"The first quarter of 2007 was the greatest period of asset growth in our company's history," said Art Seaver, CEO.  "Assets increased $48.4 million since year-end and now total $557.7 million.  This was an exciting quarter as we moved into our new corporate headquarter building and opened our loan production office in Columbia."  Seaver added.

Total assets grew to $557.7 million as of March 31, 2007, compared to $417.8 million on March 31, 2006, an increase of 33.5%. Loans were $432.4 million at March 31, 2007, an increase of $68.0 million or 18.7%, when compared with $364.4 million on March 31, 2006. Deposits grew 39.2% to $383.9 million on March 31, 2007, compared to $275.8 million on March 31, 2006.

The Company's book value per share was $12.15 as of March 31, 2007, while the closing stock price was $21.44 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months
	Ended March 31,
	2007	2006
(In thousands, except per share dollar amounts)

Summary Results of Operations Data:
Interest income	$8,961	$6,626
Interest expense	5,177	3,266
Net interest income	3,784	3,360
Provision for loan losses	460	400
Net interest income after
provision for loan losses	3,324	2,960
Noninterest income	593	156
Noninterest expense	2,508	1,790
Income before taxes	1,409	1,326
Income tax expense	451	484
Net income	$958	$842

Per Share Data:
Net income, basic	$0.33	$0.29
Net income, diluted	$0.30	$0.25
Book value	$12.15	$11.75

Weighted average number of shares outstanding:
Basic	2,934	2,927
Diluted	3,245	3,246

Performance Ratios:
Return on average assets (1)	0.73%	0.85%
Return on average equity (1)	11.03%	10.92%
Net interest margin (1)	3.01%	3.48%
Efficiency ratio (2)	57.29%	50.91%

Growth Ratios and Other Data:
Percentage change in net income from the same	13.80%	27.53%
quarter of the previous year
Percentage change in diluted net income per share
from the same quarter of the previous year	20.00%	26.09%
		Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At March 31,
	2007	2006

Summary Balance Sheet Data:
Assets	$557,656	$417,782
Investments securities	101,888	40,221
Loans (3)	432,353	364,392
Allowance for loan losses	5,352	4,515
Deposits	383,930	275,807
Securities sold under agreement to repurchase
and federal funds purchased	-	14,232
Federal Home Loan Bank Advances	118,500	79,000
Junior subordinate debentures	13,403	13,403
Shareholders' equity	35,634	31,310

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.55%	0.80%
Nonperforming assets, past due and restructured
loans to total assets	0.42%	0.70%
Net charge-offs year to date to average
total loans (1) (3)	0.06%	0.43%
Allowance for loan losses to nonperforming loans	327.30%	416.71%
Allowance for loan losses to total loans (3)	1.24%	1.24%

Capital Ratios:
Average equity to average assets	6.61%	7.77%
Leverage ratio	9.13%	11.10%
Tier 1 risk-based capital ratio	11.78%	13.00%
Total risk-based capital ratio	12.54%	14.20%

Growth Ratios and Other Data:
Percentage change in assets	33.48%
Percentage change in loans (3)	18.65%
Percentage change in deposits	39.20%
Percentage change in equity	13.81%
Loans to deposit ratio (3)	112.61%

                                                                         ________________________________

                                                                        (1)  Annualized for the three month periods

                                                                        (2)  Computed by dividing noninterest expense by the sum of net interest income and and noninterest income.

                                                                                                        (3)   Includes nonperforming loans.